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                                EXHIBIT 2.01

                        ARTICLES OF INCORPORATION OF

                        BOOK CORPORATION OF AMERICA



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                         ARTICLES OF INCORPORATION
                         --------------------------
                                     OF
                                     --
                        BOOK CORPORATION OF AMERICA
                        ----------------------------

     We, the undersigned natural persons of the age of 21 years or more, acting as incorporators of a corporation under the Utah Business
Corporations Act adopt the following Articles of Incorporation for such corporation:

                                 ARTICLE I
                                 ----------

     NAME.   The name of the corporation is BOOK CORPORATION OF AMERICA.


                                 ARTICLE II
                                 ----------

     PERIOD OF DURATION.   The duration period of the corporation is
perpetual.

                                ARTICLE III
                                -----------

     PURPOSES AND POWERS.   The corporation shall have unlimited power to
engage in and to do any lawful act concerning any and all lawful businesses for which corporations may be organized, including but not limited to, the following:

     (a) To engage primarily in the specific business of acquiring, developing, owning, selling, leasing, licensing, exploiting, and otherwise dealing with literary properties and materials, copyrights, licenses, and other tangible and intangible properties in connection with artistic ideas and endeavors, and to carry on a negotiation for, production of, purchase of, sale, licensing, distribution, advertising, and promotion of all rights, privileges, and properties in the entertainment industry, including, but not limited to, all types of theatrical motion pictures, theatrical stage plays, television films, programs and commercials, radio recordings, books, and music publications and music recordings.

     (b) To act as principal, agent, joint venturer, partner, or in any other capacity which may be authorized or approved by the Board of Directors of the corporation.

     (c) To transact business in the State of Utah or in any other jurisdiction in the United States of America or elsewhere in the world.

                                 ARTICLE IV
                                -----------

     AUTHORIZED SHARES.   The aggregate number of shares which the
corporation shall have authority to issue is two hundred million
(200,000,000) shares of common voting stock having a par value of one cent ($0.01) per share; said stock shall be non-assessable.

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                                 ARTICLE V
                                 ---------

          PRE-EMPTIVE RIGHTS.   No stockholder of the corporation shall,
because of his ownership of the stock, have any pre-emptive or other rights to purchase, subscribe for, or take all or part of any stock or all or part of any notes, debentures, bonds or securities convertable into or carrying options for warrants to purchase stock of the corporation issued, optioned, or sold by it after its incorporation. Such may be sold or disposed of by the corporation pursuant to resolution of its Board of Directors to such persons and upon such terms as may, to such Board of Directors, seem proper without first offering such stock or securities or any part thereof to existing stockholders.


                                 ARTICLE VI
                                 ----------

     COMMENCEMENT OF BUSINESS.   The corporation shall not commence
business until at least one thousand dollars ($1,000.00) has been received by the corporation as consideration for the issuance of shares.

                                ARTICLE VII
                                -----------

     VOTING OF SHARES.   Each outstanding share of the common stock of the
corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders, each shareholder being entitled to vote his or its shares in person or by proxy executed in writing by such shareholder or by his duly authorized attorney-in-fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has a right to vote, but the shareholder shall have no right whatsoever to accumulate his or its votes with regard to such election.

                                ARTICLE VIII
                               -------------

          INITIAL REGISTERED OFFICE AND INITIAL REGISTERED AGENT.
          --------------------------------------------------------

     SECTION ONE. Registered office.   The address of the initial
registered office of the corporation is 245 North Center Street, Salt Lake City, Utah 84103.

     SECTION TWO. Registered Agent   The name of the original registered
agent of the corporation at such address is Philip Yordan.




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                                 ARTICLE IX
                                -----------

     DIRECTORS.   The initial Board of Directors of the corporation shall
consist of three members, and their respective names and addresses are:

Name             Address

Philip Yordan    245 North Center Street, Salt Lake City, Utah 84103
Edward McKay     959 East Hollywood Avenue, Salt Lake City, Utah 84105
Phill Catherall  911 North 100 East, American Fork, Utah 84003

     Which directors shall hold office until the first meeting of shareholders of the corporation, and at each annual meeting thereafter, the shareholders shall elect directors to hold office until the next succeeding annual meeting of the share holders. Each director so elected shall hold office for the term of which he is elected and until his successor shall have been elected and qualified. Directors need not be residents of the State of Utah or shareholders of the corporation.

                                 ARTICLE X
                                 ----------

INCORPORATORS.   The name and address of each incorporator is:

Name             Address

Philip Yordan    245 North Center Street, Salt Lake City, Utah 84103
Edward McKay     959 East Hollywood Avenue, Salt Lake City, Utah 84105
Phill Catherall  911 North 100 East, American Fork, Utah  84003



                 EXECUTED this 21st day of November, 1978.


                 By: /s/ Philip Yordan
                 ---------------------------------
                 Philip Yordan


                 By: /s/ Edward McKay
                 ---------------------------------
                 Edward McKay


                 By: /s/ Phil Catherall
                 ---------------------------------
                 Phil Catherall










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STATE OF UTAH
                    )



                    :   ss.
COUNTY OF SALT LAKE
                    )






     I, Jaquie Mckay, a Notary Public, hereby certify that on the 21st day of November, 1978, personally appeared before me Philip Yordan, Edward McKay, and Phill Catherall, who being by me first duly sworn, severally declare that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21ST day of November, 1978.
                                   By: /s/ Jaquie McKay
                                   --------------------------------
                                   NOTARY PUBLIC
                                   Residing in Salt Lake City, Utah

My Commission Expires:
08-04-82


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